Supplement to Prospectus Supplement dated February 11, 2013 (To Prospectus dated July 28, 2010)	Filed pursuant to Rule 424(b)(3) under the Securities Act of 1933. Registration Statement No. 333-168347

$6,000,000,000

VODAFONE GROUP PUBLIC LIMITED COMPANY

$900,000,000 0.900% NOTES DUE FEBRUARY 2016

$1,400,000,000 1.500% NOTES DUE FEBRUARY 2018

$1,600,000,000 2.950% NOTES DUE FEBRUARY 2023

$1,400,000,000 4.375% NOTES DUE FEBRUARY 2043

$700,000,000 FLOATING RATE NOTES DUE FEBRUARY 2016

In the above-referenced Prospectus Supplement dated February 11, 2013, the following term is added under the heading “The following terms apply to each tranche of the Notes” on page S-7:

Special Interest Rate Adjustment Feature: The Interest Rate of the Fixed Rate Notes and the Spread of the Floating Rate Notes will increase (such increase, an “Interest Rate Adjustment”) in the event of a downgrade, expressly as a result, in whole or in part, of a Relevant Transaction (as defined below), to  Baa1 or BBB+ or a lower rating (as applicable) in our long-term unsecured senior debt rating as determined by Fitch Ratings, Inc., Moody’s Investors Service, Inc. or Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc. (each, a “Rating Agency” and such downgrade, a “Confirmed Rating Change”) at any time during the Interest Rate Adjustment Period (as defined below). The “Interest Rate Adjustment Period”, as referred to herein, shall commence on the date of any public announcement occurring prior to February 18, 2014, by us or the company that is the subject of a Relevant Transaction (as defined below), of any acquisition of the whole or part of any other company or the acquisition of substantially all of the assets of any other company (a “Relevant Transaction”) and ends 30 days after the consummation of such Relevant Transaction.

The Interest Rate in respect of the Tranche 1 Notes, Tranche 2 Notes, Tranche 3 Notes and Tranche 4 Notes will be increased by 5 basis points, 10 basis points, 15 basis points and 20 basis points, respectively, in the event of a Confirmed Rating Change. The Spread in respect of the Floating Rate Notes will be increased by 5 basis points in the event of a Confirmed Rating Change.

Any Interest Rate Adjustment will take retroactive effect from the first day following the last Interest Payment Date during the semi-annual or quarterly period (as applicable) in which a Confirmed Rating Change occurred.

February 15, 2013